Exhibit 4.3

WORKDAY, INC.

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Workday, Inc. (the “Workday,” “we” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our Class A common stock.

Description of Securities

The following description of our Class A Common Stock and Class B Common Stock (collectively, our “Common Stock”) summarizes the material terms and provisions but does not purport to be complete. This summary is subject to and qualified by the provisions of our Restated Certificate of Incorporation and our Restated Bylaws, as each may be amended from time to time and filed as exhibits to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are incorporated herein by reference. Additionally, the Delaware General Corporation Law, as amended (“DGCL”), also affects the terms of our capital stock.

Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares, each with a par value of $0.001 per share, of which:
750,000,000 shares are designated as Class A Common Stock;
240,000,000 shares are designated as Class B Common Stock; and
10,000,000 shares are designated as preferred stock.

Listing

Our Class A Common Stock is listed on The Nasdaq Global Select Stock Market under the symbol “WDAY”. Our Class B Common Stock is not listed on any stock market or exchange.

Common Stock Rights

The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting, conversion and transfer rights.

Voting Rights: The holders of our Class A Common Stock are entitled to one vote per share, and the holders of our Class B Common Stock are entitled to 10 votes per share. The holders of our Class A Common Stock and Class B Common Stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by our Restated Certificate of Incorporation, Restated Bylaws, or applicable law.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, our Restated Certificate of Incorporation or our Restated Bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of Common Stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting and Stock Restriction Agreements: Mr. David Duffield and Mr. Aneel Bhusri, our co-founders (the “Founders”), have entered into a voting agreement with each other and a stock restriction agreement with each other and us (collectively, the “Agreements”). The Agreements apply to all Class B Common Stock beneficially owned from time to time by our Founders and each of their permitted transferees (as described below).

Under the voting agreement, each of the Founders has granted a proxy holder the right to exercise all of the voting and consent rights of his and his permitted transferee’s Class B Common Stock following his death or during his incapacity. Initially, Mr. Duffield has designated Mr. Bhusri as his designated proxy holder, and Mr. Bhusri has designated Mr. Duffield as his designated proxy holder, and such designations have been approved by our board of directors. Each Founder will have the right during his lifetime to remove his designated proxy holder and replace him with a new proxy holder approved by our board of directors. In the event that there is no proxy holder approved by our board of directors for the Class B Common Stock subject to the voting agreement, the voting and consent rights of such Class B Common Stock will be exercised by our board of directors acting by majority vote. Upon the death or incapacity of a Founder, his designated proxy holder will have an irrevocable proxy to vote or otherwise consent to any matters in respect of the deceased or incapacitated Founder’s Class B Common Stock.

After a Founder’s death or incapacity, the stock restriction agreement will restrict that Founder and his permitted transferees from transferring any Class B Common Stock to a transferee that would own more than 10% of our Class A Common Stock following such transfer, excluding transfers to each other and transfers to permitted transferees. After a Founder’s death or incapacity, that Founder and his permitted transferees will be restricted from converting any Class B Common Stock into Class A Common Stock, unless he transfers his entire economic interest in those shares of Class B Common Stock. The holders of the Class B Common Stock, including the Founders, may at any time vote in favor of converting all of the Class A Common Stock and Class B Common Stock into a single class of common stock.

The Agreements will terminate upon the earliest to occur of the following: (i) the conversion of the Class A Common Stock and Class B Common Stock into a single class of common stock, or (ii) the time at which neither Founder nor any of their permitted transferees beneficially owns any Class B Common Stock. The voting agreement may not be unilaterally terminated by either Founder, and the stock restriction agreement may not be unilaterally terminated by us or either Founder.

Dividend Rights: We have never declared or paid any dividends on our capital stock. Dividends will be payable only as and when declared from time to time by our board of directors out of assets legally available at the time. If we do declare dividends, both Class A and Class B stockholders will receive equal dividend amounts per share unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of each class of Common Stock entitled to vote thereon, each voting separately as a class, subject to preferential rights that may be applicable to any preferred stock then outstanding.

Liquidation Rights: Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share equally and ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of each class of Common Stock entitled to vote thereon, each voting separately as a class, subject to preferential rights that may be applicable to any preferred stock then outstanding.

No Preemptive or Similar Rights: Except for the conversion provisions with respect to our Class B Common Stock described below, holders of our Common Stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

Conversion Rights: Shares of Class A Common Stock are not convertible into any other shares of our capital stock. Each share of our Class B Common Stock is convertible at any time at the option of the holder into one share of our Class A Common Stock. Each share of our Class B Common Stock will convert automatically into one share of our Class A Common Stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Restated Certificate of Incorporation, including transfers to any “permitted transferee” as defined in our Restated Certificate of Incorporation, which includes, among others, transfers:

•to a Founder, provided that the distribution of Class B Common Stock is made by a venture capital or other investment fund and does not involve any payment of cash, securities, property or other consideration (other than the founder’s interest in such venture capital or investment fund); or

•to trusts, corporations, limited liability companies, partnerships, foundations or similar entities established by a Class B stockholder or a Founder’s estate, or the estate of a Founder itself, provided that:

•such transfer is to entities established by a Class B stockholder (other than a Founder, an entity established by a Founder, or a Founder’s estate) where the Class B stockholder retains the exclusive right to vote and direct the disposition of the shares of Class B Common Stock; or

•such transfer is to entities established by a Founder, his estate or an entity established by him or his estate, where he or a designated proxy holder under a voting agreement retains exclusive right to vote the shares of Class B Common Stock; and

•in either case, such transfer does not involve payment of cash, securities, property or other consideration to the Class B Stockholder.

Once transferred and converted into Class A Common Stock, the Class B Common Stock will not be reissued.

All the outstanding shares of Class A Common Stock and Class B Common Stock will convert automatically into shares of a single class of common stock upon the earliest to occur of the following: (i) upon the election of the holders of a majority of the then outstanding shares of Class B Common Stock, (ii) the date when the number of outstanding shares of Class B Common Stock represents less than 9% of all outstanding shares of Common Stock, (iii) October 17, 2032; or (iv) nine months after the death of the last to die of Mr. Duffield and Mr. Bhusri. Following such conversion, each share of common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into a single class of common stock, the Class A Common Stock and Class B Common Stock may not be reissued.

Anti-takeover Provisions

Certain provisions of our Restated Certificate of Incorporation, our Restated Bylaws, and Delaware law, which are summarized below, may have the effect of delaying, deferring or preventing another person from acquiring control of us.

Restated Certificate of Incorporation and Restated Bylaws Provisions: Our Restated Certificate of Incorporation and our Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•Separate Class B Common Stock vote for change in control transactions. Any transaction that would result in a change in control of our company requires the approval of a majority of our outstanding Class B Common Stock voting as a separate class. This provision could delay or prevent the approval of a change in control that might otherwise be approved by a majority of outstanding shares of our Class A Common Stock and Class B Common Stock voting together on a combined basis.

•Dual class stock. We have a dual class common stock structure, which effectively provides our Founders with the ability to control the outcome of all matters requiring stockholder approval. These matters include the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.

•Amendment of Certificate of Incorporation and Bylaws Provisions. Upon such time as the outstanding shares of our Class B Common Stock represent less than a majority of the combined voting power of Common Stock, certain amendments to our Restated Certificate of Incorporation or Restated Bylaws will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A Common Stock and Class B Common Stock. This will have the effect of making it more difficult to amend our Restated Certificate of Incorporation or Restated Bylaws to remove or modify any existing provisions.

•Board of directors vacancies. Our Restated Certificate of Incorporation and Restated Bylaws currently provide that our board of directors or stockholders may fill vacant directorships. However, when the outstanding shares of our Class B Common Stock represent less than a majority of the combined voting power of Common Stock, our Restated Certificate of Incorporation and Restated Bylaws will authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•Classified board of directors. Our Restated Certificate of Incorporation and Restated Bylaws currently provide that our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of our Common Stock. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

•Special meeting of stockholders. Our Restated Certificate of Incorporation currently provides that stockholders are able to take action by written consent. However, when the outstanding shares of our Class B Common Stock represent less than a majority of the combined voting power of our Common Stock, our stockholders will no longer be able to take action by written consent and will only be able to take action at annual or special meetings of stockholders. Our stockholders are not permitted to cumulate their votes for the election of directors. Our Restated Bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer, or our co-presidents.

•Advance notice requirements for stockholder proposals and director nominations. Our Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

•Issuance of undesignated preferred stock. Our board of directors has the authority, without further action by the holders of Class A Common Stock, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors and approved by a majority of the holders of Class B Common Stock. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

•Choice of forum. Our Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Restated Certificate of Incorporation or our Restated Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Delaware Law: We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, this law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years after the person became an interested stockholder unless, subject to specified exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset sale, stock sale or other transaction that results in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control without further action by stockholders.